Exhibit 8.1

List of Significant Subsidiaries

Jurisdiction of
Name of Subsidiary	Incorporation	Names Under Which Subsidiary Does Business
Semiconductor Manufacturing International (Shanghai) Corporation	PRC	Semiconductor Manufacturing International (Shanghai) Corporation
Semiconductor Manufacturing International (Beijing) Corporation	PRC	Semiconductor Manufacturing International (Beijing) Corporation
Semiconductor Manufacturing International (Tianjin) Corporation	PRC	Semiconductor Manufacturing International (Tianjin) Corporation